Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 25-I dated May 8, 2012	Term Sheet to Product Supplement No. 25-I Dated February 6, 2014; Rule 433

Structured Investments

$
Auto Callable Single Observation Reverse Exchangeable Notes due February 25, 2015 Linked to the Least Performing of the Common Stock of Amazon.com, Inc., the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

General

•	The notes are designed for investors who seek a higher interest rate than either the current dividend yields on the Reference Stocks or the yields on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of any Reference Stock, to accept the risks of owning equities in general and any Reference Stock, in particular, to assume the risk that the notes will be automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.
•	The first Interest Payment Date is March 25, 2014, which is approximately six weeks after the Original Issue Date, and Interest Payment Dates occur on a monthly basis thereafter. The interest payment with respect to the first Interest Payment Date will be no greater than any other interest payment, even though the period between the Original Issue Date and the first Interest Payment Date is longer than the subsequent periods between Interest Payment Dates. See “Selected Risk Considerations — The Amount of Each Interest Payment Is Not Calculated Based on a Per Annum Rate” in this term sheet.
•	The notes will pay periodic interest over the term of the notes, assuming no automatic call, payable at a rate of 0.8125% per interest payment. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the Final Share Price of any Reference Stock is less than its Stock Strike Price by more than the applicable Buffer Amount. If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or the Cash Value, in each case, together with any accrued and unpaid interest, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing February 25, 2015*
•	The payment at maturity is not linked to a basket composed of the Reference Stocks. The payment at maturity is linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	We have elected to pay you the Cash Value at maturity in the event that the notes have not been automatically called and a Trigger Event has occurred.
•	The notes are expected to price on or about February 6, 2014. The pricing date, for purposes of these notes, is the day the terms of the notes become final. The Stock Strike Price of each Reference Stock was determined by reference to certain intraday trades in that Reference Stock that occurred on February 5, 2014 and not by reference to the closing price of one share of that Reference Stock on the Pricing Date.
•	The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms — Payment at Maturity,” to the extent they differ or conflict with those set forth in the accompanying product supplement no. 25-I, supersede the terms set forth in product supplement no. 25-I. Please refer to “Supplemental Terms of the Notes” in this term sheet for more information.

Key Terms

Reference Stocks:	The common stock, par value $0.01 per share, of Amazon.com, Inc. (NASDAQ Stock Market symbol “AMZN”), the Class B common stock, par value $0.0033 per share, of Berkshire Hathaway Inc. (New York Stock Exchange symbol “BRK.B”) and the common stock, par value $2.50 per share, of Cummins Inc. (New York Stock Exchange symbol “CMI”). We refer to Amazon.com, Inc. as “Amazon,” we refer to Berkshire Hathaway Inc. as “Berkshire” and we refer to Cummins Inc. as “Cummins” (each, a “Reference Stock” and, collectively, the “Reference Stocks”).
Interest Rate:	0.8125% per interest payment
Automatic Call:	If on any Call Date, the closing price of one share of each Reference Stock is greater than or equal to its Stock Strike Price, the notes will be automatically called on the relevant Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Payment at Maturity:

If the notes have not been automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Least Performing Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless a Trigger Event has occurred.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, a cash payment equal to the Cash Value. The Cash Value will be substantially less than the principal amount of your notes, and may be zero.

Cash Value:	The product of (1) $1,000 divided by the Stock Strike Price of the Least Performing Reference Stock and (2) the Final Share Price of the Least Performing Reference Stock, subject to adjustments
Trigger Event:	A Trigger Event occurs if the Final Share Price of any Reference Stock is less than its Stock Strike Price by more than the applicable Buffer Amount.
Buffer Amount:	With respect to each Reference Stock, an amount that represents 35.00% of the Stock Strike Price of that Reference Stock. See “Stock Strike Prices and Buffer Amounts” in this term sheet.
Pricing Date:	On or about February 6, 2014. The Stock Strike Price of each Reference Stock is not determined by reference to the closing price of one share of that Reference Stock on the Pricing Date.
Original Issue Date (Settlement Date):	On or about February 10, 2014
Interest Payment Dates*:	March 25, 2014, April 24, 2014, May 23, 2014, June 25, 2014, July 24, 2014, August 25, 2014, September 25, 2014, October 23, 2014, November 25, 2014, December 26, 2014, January 23, 2015 and the Maturity Date. See “Selected Purchase Considerations — Periodic Interest Payments” in this term sheet for more information.
Call Dates*:	March 20, 2014 (first Call Date), April 21, 2014 (second Call Date), May 20, 2014 (third Call Date), June 20, 2014 (fourth Call Date). July 21, 2014 (fifth Call Date), August 20, 2014 (sixth Call Date), September 22, 2014 (seventh Call Date), October 20, 2014 (eighth Call Date), November 20, 2014 (ninth Call Date), December 22, 2014 (tenth Call Date) and January 20, 2015 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Observation Date*:	February 20, 2015
Maturity Date*:	February 25, 2015
CUSIP:	48126N3Q8
Other Key Terms:	See “Additional Key Terms” on page TS-1 of this term sheet.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 25-I

Investing in the Auto Callable Single Observation Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 25-I and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for more information about the components of the price to public of the notes
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $7.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 25-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $971.50 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $961.50 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 6, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 7-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 25-I dated May 8, 2012. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 25-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 25-I dated May 8, 2012: http://www.sec.gov/Archives/edgar/data/19617/000095010312002450/crt_dp30466-424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of determining the payment to you at maturity if a Reorganization Event occurs as described under “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 25-I, “Physical Delivery Amount” means, with respect to each Reference Stock, the number of shares of that Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Stock Strike Price of that Reference Stock, subject to adjustments. See “Stock Strike Prices and Buffer Amounts” in this term sheet.

For purposes of the accompanying product supplement no. 25-I, we have elected to pay you the Cash Value at maturity in the event that the notes have not been automatically called and a Trigger Event has occurred.

For the avoidance of doubt, notwithstanding anything to the contrary in the accompanying product supplement no. 25-I, (a) the Interest Rate is not a per annum rate and (b) the Interest Payment payable on any Interest Payment Date will be calculated as $1,000 × Interest Rate.

Additional Key Terms

Stock Strike Price:

With respect to each Reference Stock, a price of one share of that Reference Stock determined on February 5, 2014 in the sole discretion of the calculation agent, divided by the Stock Adjustment Factor for that Reference Stock. See “Stock Strike Prices and Buffer Amounts” in this term sheet.

The Stock Strike Price of a Reference Stock is not the closing price of one share of that Reference Stock on the pricing date. Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Stock Strike Prices in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Stock Strike Prices, that might affect the value of your notes.

The Stock Strike Price of each Reference Stock is subject to adjustments in certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” and “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 25-I for further information about these adjustments.

Final Share Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date
Stock Adjustment Factor:	For each Reference Stock, set equal to 1.0 on February 5, 2014, subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 25-I.
Least Performing Reference Stock:	The Reference Stock with the Least Performing Reference Stock Return
Least Performing Reference Stock Return:	The lowest of the Reference Stock Returns of the Reference Stocks
JPMorgan Structured Investments —	TS-1
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

Reference Stock Return:	With respect to each Reference Stock, the Reference Stock Return is calculated as follows: (Final Share Price – Stock Strike Price) Stock Strike Price

Stock Strike Prices and Buffer Amounts

The Bloomberg ticker symbol of each Reference Stock, the issuers of the Reference Stocks, the relevant exchange on which each Reference Stock is listed and the Stock Strike Price and Buffer Amount of each Reference Stock (each, subject to adjustments) are set forth below:

Ticker Symbol	Reference Stock Issuer	Exchange	Stock Strike Price†	Buffer Amount†
AMZN	Amazon.com, Inc.	NASDAQ	$345.28	$120.848
BRK.B	Berkshire Hathaway Inc.	NYSE	$108.88	$38.108
CMI	Cummins Inc.	NYSE	$126.42	$44.247

† Subject to adjustments

JPMorgan Structured Investments —	TS-2
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Reference Stock?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the Maturity Date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Least Performing Reference Stock is the common stock of Amazon. We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing price of one share of any Reference Stock will be on any Call Date. In addition, the following table and examples assume a Stock Strike Price for the Least Performing Reference Stock of $350 and reflect the Interest Rate of 0.8125% per interest payment, and the Buffer Amount of 35.00% of the Stock Strike Price of the Least Performing Reference Stock.

Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

What Is the Total Return on the Notes at Maturity if the Notes Have Not Been Automatically Called?

The following table and examples illustrate the hypothetical total return on the notes at maturity if the notes have not been automatically called.

Closing Price of One Share of the Least Performing Reference Stock	Least Performing Reference Stock Appreciation / Depreciation at Relevant Call Date or the Observation Date	Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
$630.000	80.00%	9.75%	N/A
$577.500	65.00%	9.75%	N/A
$525.000	50.00%	9.75%	N/A
$490.000	40.00%	9.75%	N/A
$455.000	30.00%	9.75%	N/A
$420.000	20.00%	9.75%	N/A
$385.000	10.00%	9.75%	N/A
$367.500	5.00%	9.75%	N/A
$353.500	1.00%	9.75%	N/A
$350.000	0.00%	9.75%	N/A
$332.500	-5.00%	9.75%	N/A
$315.000	-10.00%	9.75%	N/A
$280.000	-20.00%	9.75%	N/A
$245.000	-30.00%	9.75%	N/A
$227.500	-35.00%	9.75%	N/A
$227.465	-35.01%	N/A	-25.26%
$210.000	-40.00%	N/A	-30.25%
$175.000	-50.00%	N/A	-40.25%
$140.000	-60.00%	N/A	-50.25%
$105.000	-70.00%	N/A	-60.25%
$70.000	-80.00%	N/A	-70.25%
$35.000	-90.00%	N/A	-80.25%
$0.000	-100.00%	N/A	-90.25%

(1) A Trigger Event occurs if the closing price of one share of any Reference Stock is less than its Stock Strike Price by more than 35.00%.

The following examples illustrate how the total payment on the notes in different hypothetical scenarios are calculated.

Example 1: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock increases from its Stock Strike Price of $350 to a Final Share Price of $367.50 — a Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,097.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $97.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments —	TS-3
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

Example 2: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $350 to a Final Share Price of $227.50 — a Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Share Price of the Least Performing Reference Stock of $227.50 is less than its Stock Strike Price of $350, the investor receives total payments of $1,097.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $97.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $350 to a Final Share Price of $175 — a Trigger Event has occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has occurred, the investor receives the Cash Value at maturity. Because the Final Share Price of the Least Performing Reference Stock is $175, the payment at maturity is $500. Under these circumstances, the investor receives total payments of $597.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $97.50 per $1,000 principal amount note and a payment at maturity of $500 per $1,000 principal amount note.

Example 4: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $350 to a Final Share Price of $0 — a Trigger Event has occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has occurred, the investor receives the Cash Value at maturity. Because the Final Share Price of the Least Performing Reference Stock is $0.00, the payment at maturity is $0. Under these circumstances, the investor receives total payments of $97.50 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $97.50 per $1,000 principal amount note.

What Is the Total Return on the Notes upon Automatic Call if the Notes Are Automatically Called?

The following table and examples illustrate the hypothetical total return on the notes if the notes are automatically called on a Call Date.

Call Settlement Date	Note Total Return (1)
First	0.8125%
Second	1.6250%
Third	2.4375%
Fourth	3.2500%
Fifth	4.0625%
Sixth	4.8750%
Seventh	5.6875%
Eighth	6.5000%
Ninth	7.3125%
Tenth	8.1250%
Final	8.9375%
(1)	If on any Call Date the closing price of one share of each Reference Stock is greater than or equal to its Stock Strike Price, the notes will be automatically called on that Call Date. If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

The following examples illustrate how, if the notes are automatically called, the total payments on the notes in different hypothetical scenarios are calculated.

Example 1: The closing price of one share of the Least Performing Reference Stock increases from its Stock Strike Price of $350 to a closing price of one share of $353.50 on the first Call Date. Because the closing price of one share of each Reference Stock on the first Call Date is greater than its Stock Strike Price, the notes are automatically called, and the investor receives total payments of $1,008.125 per $1,000 principal amount note, consisting of an interest payment of $8.125 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The closing price of one share of the Least Performing Reference Stock on each Call Date prior to the final Call Date is less than its Stock Strike Price of $350, and the closing price of one share of the Least Performing Reference Stock increases from its Stock Strike Price of $350 to a closing price of one share of $353.50 on the final Call Date. Although the closing price of one share of the Least Performing Reference Stock on each of the Call Dates prior to the Final Call Date is less than its Stock Strike Price of $350, because the closing price of one share of each Reference Stock on the final Call Date is greater than its Stock Strike Price, the notes are automatically called, and the investor receives total payments of $1,089.375 per $1,000 principal amount note, consisting of interest payments of $89.375 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that

JPMorgan Structured Investments —	TS-4
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-5
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this term sheet, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments as specified on the cover of this term sheet, assuming no automatic call. The interest payment with respect to any Interest Payment Date will be equal to a fixed amount that will be the same for each Interest Payment Date, even though the time period between the Original Issue Date and the first Interest Payment Date is longer than the subsequent time periods between Interest Payment Dates. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock is greater than or equal to its Stock Strike Price on any Call Date, your notes will be automatically called prior to the Maturity Date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. A Trigger Event occurs if the Final Share Price of any Reference Stock is less than its Stock Strike Price by more than the applicable Buffer Amount.
•	EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Least Performing Reference Stock, which will be the common stock of Amazon, the Class B common stock of Berkshire or the common stock of Cummins. Please see “The Reference Stocks” in this term sheet for additional information.
•	TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 25-I. Based on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires you to pay us an amount equal to $1,000 minus the Cash Value and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on February 6, 2014 and assuming an Interest Rate of 0.8125% per interest payment period, we would have allocated approximately 7.06% of the interest payment for the first interest payment period, and approximately 4.92% of each interest payment for the remaining interest payment periods to interest on the Deposit and the remainder of each interest payment to Put Premium. The actual allocations that we will determine for the notes may differ from these hypothetical allocations, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments —	TS-6
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 25-I dated May 8, 2012.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called and a Trigger Event has occurred, you will receive at maturity a cash payment equal to the Cash Value. The Cash Value will be less than the principal amount of your notes, and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be automatically called before maturity if the closing price of each Reference Stock is greater than or equal to its Stock Strike Price on any Call Date. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately six weeks and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY REFERENCE STOCK — If the notes have not been automatically called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of any Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stocks, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any or all of the Reference Stocks during the term of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 25-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold any of the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

In addition, although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Stock Strike Prices in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Stock Strike Prices, that might affect the value of your notes.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to all of the Reference Stocks. The performance of the Reference Stocks may not be correlated. Poor performance by either of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stock.
JPMorgan Structured Investments —	TS-7
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

Accordingly, your investment is subject to the risk of decline in the closing price of one share of each Reference Stock.

The price of each Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•	THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the Final Share Price of a Reference Stock is less than its Stock Strike Price by more than the applicable Buffer Amount (i.e. a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Buffer Amount will terminate and you will be fully exposed to any depreciation in the Least Performing Reference Stock. The Final Share Price of each Reference Stock will be determined based on the applicable closing price on a single day near the end of the term of the notes. In addition, the closing price of each Reference Stock at other times during the term of the notes could be less than its Stock Strike Price by not more than the applicable Buffer Amount or could be greater than or equal to its Stock Strike Price. This difference could be particularly large if there is a significant decrease in the closing price of one or more Reference Stocks during the later portion of the term of the notes or if there is significant volatility in the closing price of one or more Reference Stocks during the term of the notes, especially on dates near the Observation Date.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Least Performing Reference Stock, you will not benefit from the performance of any other Reference Stock. Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Share Price of any other Reference Stock is greater than or equal to its Stock Strike Price.
•	THE AMOUNT OF EACH INTEREST PAYMENT IS NOT CALCULATED BASED ON A PER ANNUM RATE — The interest payment with respect to any Interest Payment Date will be equal to a fixed amount that will be the same for each Interest Payment Date, even though the time period between the Original Issue Date and the first Interest Payment Date is longer than the subsequent time periods between Interest Payment Dates. In particular, the time period between the Original Issue Date and the first Interest Payment Date is approximately six weeks and the subsequent time period between Interest Payment Dates is approximately one month, but the interest payment with respect to the first Interest Payment Date will be no greater than any other interest payment.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the
JPMorgan Structured Investments —	TS-8
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of each Reference Stock, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the closing price of one share of each Reference Stock;
•	the time to maturity of the notes;
•	whether a Trigger Event is expected to occur;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Reference Stocks;
•	the actual and expected positive or negative correlation among the Reference Stocks, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to its Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	VOLATILITY RISK — Greater expected volatility with respect to the Reference Stocks indicates a greater likelihood as of the Pricing Date that the Final Share Price of that Reference Stock could be below its Stock Strike Price by more than the applicable Buffer Amount. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of a Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.
•	no ownership rights in Any Reference Stock — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments. In addition, the Reference Stock issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of any Reference Stock and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We did not independently verify any of the information about the Reference Stock issuers contained in this term sheet or in product supplement no. 25-I. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to a Stock Adjustment Factor for certain corporate events affecting the applicable Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the
JPMorgan Structured Investments —	TS-9
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.
JPMorgan Structured Investments —	TS-10
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-24 of the accompanying product supplement no. 25-I for more information.

Amazon.com, Inc. (“Amazon”)

According to its publicly available filings with the SEC, Amazon operates retail websites, manufactures and sells electronic devices, offers programs that enable selling products on its websites and on sellers’ own branded websites and to fulfill orders through Amazon, provides technology infrastructure services to developers and enterprises and provides an online publishing platform. The common stock of Amazon, par value $0.01 per share (Bloomberg ticker: AMZN), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Amazon in the accompanying product supplement no. 25-I. Amazon’s SEC file number is 000-22513.

Historical Information Regarding the Common Stock of Amazon

The following graph sets forth the historical performance of the common stock of Amazon based on the weekly closing price (in U.S. dollars) of one share of the common stock of Amazon from January 2, 2009 through January 31, 2014. The closing price of one share of the common stock of Amazon on February 5, 2014 was $346.45. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Amazon has experienced significant fluctuations. The historical performance of the common stock of Amazon should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Amazon on any Call Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Amazon will result in the return of any of the principal amount of your notes. We make no representation as to the amount of dividends, if any, that Amazon will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Amazon.

JPMorgan Structured Investments —	TS-11
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

Berkshire Hathaway Inc. (“Berkshire”)

According to its publicly available filings with the SEC, Berkshire is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these are insurance businesses conducted on both a primary basis and a reinsurance basis, a freight rail transportation business and a group of utility and energy generation and distribution businesses. The Class B common stock of Berkshire, par value $0.0033 per share (Bloomberg ticker: BRK.B), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Berkshire in the accompanying product supplement no. 25-I. Berkshire’s SEC file number is 001-14905.

Historical Information Regarding the Class B Common Stock of Berkshire

The following graph sets forth the historical performance of the Class B common stock of Berkshire based on the weekly closing price (in U.S. dollars) of one share of the Class B common stock of Berkshire from January 2, 2009 through January 31, 2014. The closing price of one share of the Class B common stock of Berkshire on February 5, 2014 was $108.78. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the Class B common stock of Berkshire has experienced significant fluctuations. The historical performance of the Class B common stock of Berkshire should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Class B common stock of Berkshire on any Call Date or the Observation Date. We cannot give you assurance that the performance of the Class B common stock of Berkshire will result in the return of any of the principal amount of your notes. We make no representation as to the amount of dividends, if any, that Berkshire will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Class B common stock of Berkshire.

JPMorgan Structured Investments —	TS-12
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

Cummins Inc. (“Cummins”)

According to its publicly available filings with the SEC, Cummins designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems and electric power generation systems. The common stock of Cummins, par value $2.50 per share (Bloomberg ticker: CMI), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Cummins in the accompanying product supplement no. 25-I. Cummins’s SEC file number is 001-04949.

Historical Information Regarding the Common Stock of Cummins

The following graph sets forth the historical performance of the common stock of Cummins based on the weekly closing price (in U.S. dollars) of one share of the common stock of Cummins from January 2, 2009 through January 31, 2014. The closing price of the common stock of Cummins on February 5, 2014 was $126.67. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Cummins has experienced significant fluctuations. The historical performance of the common stock of Cummins should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Cummins on any Call Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Cummins will result in the return of any of the principal amount of your notes. We make no representation as to the amount of dividends, if any, that Cummins will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Cummins.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.

JPMorgan Structured Investments —	TS-13
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.

These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Reference Stock?” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-23 of the accompanying product supplement no. 25-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-14
Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Common Stock of AMAZON Incorporated, the Class B Common Stock of Berkshire Hathaway Inc. and the Common Stock of Cummins Inc.